Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Effective as of February 28, 2010, Merge entered into a merger agreement to acquire AMICAS. Under the terms of the merger agreement, we commenced a tender offer to acquire all of the outstanding shares of common stock of AMICAS (approximately 36,436,000 as of December 31, 2009) for consideration per share of $6.05 in cash, without interest, on March 19, 2010. In addition, we will pay holders of vested, in-the-money stock options cash for the difference between $6.05 per share and the strike price of such options. As a result, we expect total consideration to be approximately $248.0 million. We plan to finance the transaction with the net proceeds from the notes offered hereby, cash already available at the two companies and the net proceeds from the issuance of preferred and common stock with respect to which we have received approximately $41.8 million of proceeds from investors. Investors in the issuance of preferred and common stock will receive 41,750 shares of preferred stock, 7,515,000 shares of common stock and cumulative dividends at a rate of 15%. The terms of the issuance are more fully described in the section entitled “Description of Preferred Stock.”

The following unaudited pro forma condensed consolidated financial statements present (i) the historical balance sheets of Merge and AMICAS as of December 31, 2009, giving pro forma effect as if the Transactions occurred on December 31, 2009, and (ii) the historical statements of operations of Merge (pro forma for the acquisitions of etrials and Confirma as if such acquisitions had occurred on January 1, 2009) and AMICAS (pro forma for the acquisition of Emageon as if the acquisition had occurred on January 1, 2009) for the year ended December 31, 2009, giving pro forma effect to the Transactions as if they had occurred on January 1, 2009.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the Transactions, are factually supportable and, in the case of the pro forma statements of operations, have a recurring impact. The pro forma adjustments are preliminary, and the unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the Transactions taken place on the dates noted, or the future financial position or operating results of the Combined Company. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. We expect to incur additional costs related to employee severance, consolidation of facilities and other restructuring costs related to the Transaction. We have not yet completed our assessment or have an estimate of these costs. These costs will be accounted for in accordance with ASC Topic No. 805, Business Combinations. Under the acquisition method of accounting, the total purchase price will be allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various estimates of their respective fair values. The purchase price allocations set forth in the following unaudited pro forma condensed combined financial statements are based on the current book value of the AMICAS tangible assets and liabilities, adjusted only for the estimated impact to deferred revenue and a reduction of prepaid software licenses purchased from us, until such time that Merge can complete its assessment of the estimated fair value of AMICAS net assets acquired.

We intend to complete our valuation of AMICAS for accounting purposes in accordance with ASC Topic No. 805. We expect that the allocation of tangible assets acquired will include, among other things, items such as cash, marketable securities, accounts receivable, unbilled accounts receivable, prepaid expenses and deposits, property and equipment and tangible liabilities to include, among other things, items such as accounts payable, accrued liabilities, deferred revenue, income taxes (accrued and deferred), and capital lease obligations. We also expect to allocate a portion of the purchase price for accounting purposes to intangible assets and liabilities such as internally developed software or technology, customer relationships, trade names, non-compete agreements, and any lease contracts that may not be at fair value. For pro forma purposes, the entire excess purchase price has been allocated between goodwill and intangibles based on an average of (i) a third-party advisor industry report which considered over 200 recent acquisitions across all industries, (ii) an average of Merge’s 2009 completed acquisitions and (iii) the acquisition of Emageon by AMICAS. We believe that this is a reasonable basis for the allocation of the purchase price until such time as we complete the final purchase price allocation following the closing of the Transactions. Deferred taxes will be recorded for the difference between the book and tax basis of intangible assets and liabilities other than goodwill. The remainder will be allocated to goodwill, which will not be amortized, but will be reviewed annually and on an interim basis if the events or changes in circumstances between annual tests indicate that an asset might be permanently impaired. The final valuations, and any interim updated preliminary valuation estimates, may differ materially from these preliminary valuation estimates and, as a result, the final allocation of the purchase price may result in reclassifications of the allocated amounts that are materially different from the purchase price allocations reflected below. Upon the completion of our assessment of the estimated fair value of the net assets of AMICAS acquired, any material change in the valuation estimates and related allocation of the purchase price would materially impact our depreciation and amortization expenses, the unaudited pro forma condensed combined financial statements and our results of operations following the closing of the Transactions.

On July 20, 2009, Merge completed the acquisition of etrials for total transaction consideration of $25.1 million. Under terms of the agreement, Merge acquired all outstanding shares of etrials common stock for consideration per share of $0.80 in cash, without interest, and 0.3448 shares of Merge common stock. On September 1, 2009, Merge completed the acquisition of Confirma for total transaction consideration of $16.3 million. Under terms of the agreement, Merge acquired all outstanding shares of Confirma for 5,422,104 shares of Merge common stock. These acquisitions were each accounted for as a business combination using the acquisition method with Merge identified as the acquirer. The amounts allocated to purchased and developed software, customer relationships, trade names and research and development (R&D) associated with these two acquisitions are estimated by us based on the work performed by independent valuation specialists, primarily through the use of discounted cash flow techniques. The asset lives are determined based on projected future economic benefits and expected life cycles of the acquired intangible assets. Amortization on the value assigned to in-progress R&D commenced upon completion of the associated research and development efforts. The amounts assigned to goodwill related to these two acquisitions were not deductible for federal income tax purposes. In addition, there was no deferred tax liability arising from the acquisition of the identifiable intangible assets associated with these two acquisitions. On April 2, 2009, AMICAS completed the acquisition of Emageon for total transaction consideration of $39.0 million in cash. The pro forma results of operations and financial position include adjustments to eliminate the effects of intangible assets and associated amortization recorded as a result of this transaction.

The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position of Merge that would have been recorded had the acquisitions of etrials and Confirma been completed as of the dates presented, or the consolidated results of operations or financial position of AMICAS that would have been recorded had the acquisition of Emageon been completed as of the dates presented, and should not be taken as representative of future results of operations or financial position of the Combined Company.

The unaudited pro forma condensed consolidated statements of operations do not reflect the impact of any potential operational efficiencies, cost savings or economies of scale that Merge may achieve with respect to the combined operations, and do not include costs directly attributable to the transactions that were not incurred as of December 31, 2009. We have already incurred and anticipate incurring significant costs related to the acquisition, debt offering and preferred stock issuance. Based upon information available at the date of preparation of these pro forma financial statements, we anticipate total costs of the acquisition to be incurred by both parties, including a break-up fee owed to a former potential acquirer of AMICAS, will approximate $21.6 million. The pro forma statements of operations include adjustments to eliminate $0.6 million of non-recurring acquisition-related expenses incurred through December 31, 2009.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of Merge, AMICAS, etrials, Confirma and Emageon, and the accompanying notes thereto, included in this offering memorandum.

Unless otherwise indicated all amounts included herein other than share amounts are expressed in thousands of U.S. dollars.

MERGE HEALTHCARE INCORPORATED

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of December 31, 2009

	Historical
	Merge	Historical	Pro Forma		Pro Forma
	Healthcare	AMICAS	Adjustments		Combined
		(a)	(Note 3)
	(in thousands of US dollars)

ASSETS
Current assets:
Cash and cash equivalents	$19,621	$8,785	$(20,605	)(C)	$7,801
Marketable securities	—	38,888	(20,000	)(D)	18,888
Accounts receivable, net	17,219	19,049	—		36,268
Inventory	280	1,960	—		2,240
Prepaid expenses	1,896	4,475	(104	)(E)	6,267
Deferred income taxes	142	362	—		504
Other current assets	3,590	3,470	—		7,060

Total current assets	42,748	76,989	(40,709)		79,028
Property and equipment, net	3,877	8,118	—		11,995
Purchased and developed software, net	12,621	7,985	32,015	(F)	52,621
Customer relationships and other intangibles, net	6,715	5,708	27,292	(G)	39,715
Goodwill	28,749	1,213	116,559	(H)	146,521
Deferred income taxes	4,689	—	—		4,689
Investments	523	—	—		523
Other assets	327	2,246	9,700	(I)	12,273

Total assets	$100,249	$102,259	$144,857		$347,365

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,444	$8,862	$—		$13,306
Accrued wages	1,950	3,242	—		5,192
Restructuring accrual	879	647	—		1,526
Current portion of capital lease obligations	130	10	—		140
Other accrued liabilities	1,535	—	—		1,535
Deferred revenue	15,579	32,289	(16,114	)(J)	31,754

Total current liabilities	24,517	45,050	(16,114)		53,453
Capital lease obligations — long term	75	413	—		488
Deferred income taxes	68	—	—		68
Deferred revenue	1,193	1,341	(669	)(J)	1,865
Income taxes payable	5,461	—	—		5,461
Debt	—	—	198,000	(K)	198,000
Other	798	—	—		798

Total liabilities	32,112	46,804	181,217		260,133
Shareholders’ equity:
Preferred stock	—	—	41,750	(L)	41,750
Common stock	748	52	23	(M)	823
Common stock subscribed	32	—	—		32
Additional paid-in capital	524,114	235,340	(236,970	)(N)	522,484
Treasury stock	—	(47,353)	47,353	(O)	—
Accumulated deficit	(458,356)	(132,559)	111,459	(P)	(479,456)
Accumulated other comprehensive income	1,599	(25)	25	(Q)	1,599

Total shareholders’ equity	68,137	55,455	(36,360)		87,232

Total liabilities and shareholders’ equity	$100,249	$102,259	$144,857		$347,365

MERGE HEALTHCARE INCORPORATED

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2009

	Merge Pro	AMICAS Pro	Pro Forma		Pro Forma
	Forma	Forma	Adjustments		Combined
			(Note 3)
	(in thousands of US dollars, except for share data)

Net sales:
Software and other	$37,497	$28,891	$469	(R)	$65,919
Services and maintenance	46,454	77,277	(171	)(R)	123,560

Total net sales	83,951	106,168	(640)		189,479
Cost of sales:
Software and other	4,939	15,477	(275	)(R)	20,141
Services and maintenance	18,024	36,631	(532	)(R),(S)	54,123
Amortization and impairment	4,333	3,257	1,493	(T)	9,083

Total cost of sales	27,296	55,365	686		83,347

Gross margin	56,655	50,803	(1,326)		106,132
Operating costs and expenses:
Sales and marketing	13,294	16,185	(519	)(S)	28,960
Product research and development	12,588	18,079	(494	)(S)	30,173
General and administrative	19,086	14,533	(1,212	)(S)	32,407
Acquisition-related expenses	117	628	(628	)(U)	117
Goodwill and trade name impairment, restructuring and other expenses	1,613	3,824	—		5,437
Depreciation, amortization and impairment	3,626	3,739	3,230	(V)	10,595

Total operating costs and expenses	50,324	56,988	377		107,689

Operating income (loss)	6,331	(6,185)	(1,703)		(1,557)
Other income (expense):
Interest expense	(2,779)	(37)	(23,340	)(W)	(26,156)
Interest income	116	501	(210	)(X)	407
Other, net	(6,225)	(32)	—		(6,257)

Total other income (expense)	(8,888)	432	(23,550)		(32,006)

Income (loss) before income taxes	(2,557)	(5,753)	(25,253)		(33,563)
Income tax expense (benefit)	(135)	(1,519)	—		(1,654)

Net income (loss) before extraordinary item	(2,422)	(4,234)	(25,253)		(31,909)
Preferred stock deemed dividends	—	—	(6,263	)(Y)	(6,263)

Net income (loss) available to common stockholders	$(2,422)	$(4,234)	$(31,516)		$(38,172)

Net income (loss) per share — basic	(0.04)				(0.51)

Weighted average number of common shares outstanding — basic	66,706,119		7,515,000	(Z)	74,221,119

Net income (loss) per share — diluted	$(0.04)				$(0.51)

Weighted average number of common shares outstanding — diluted	66,706,119		7,515,000	(Z)	74,221,119

MERGE HEALTHCARE INCORPORATED PRIOR TO TRANSACTION WITH AMICAS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2009

		Historical	Historical
	Historical	etrials -	Confirma -			Merge Pro
	Merge	1/1/09 to	1/1/09 to	Pro Forma		Forma
	Healthcare	7/19/09	8/31/09	Adjustments		Combined
	(B)		(B)	(Note 3)
	(in thousands of US dollars, except for share data)

Net sales:
Software and other	$33,037	$	$4,460	$		$37,497
Services and maintenance	33,804	7,298	5,352	—		46,454

Total net sales	66,841	7,298	9,812	—		83,951
Cost of sales:
Software and other	3,730	—	1,209	—		4,939
Services and maintenance	12,324	4,807	903	(10	)(AA)	18,024
Amortization and impairment	3,323	142	—	868	(BB)	4,333

Total cost of sales	19,377	4,949	2,112	858		27,296

Gross margin	47,464	2,349	7,700	(858)		56,655
Operating costs and expenses:
Sales and marketing	9,203	1,184	2,923	(16	)(AA)	13,294
Product research and development	10,689	789	1,098	12	(AA)	12,588
General and administrative	13,005	3,786	3,668	(1,373	)(AA)	19,086
Acquisition-related expenses	1,225	1,666	—	(2,774	)(CC)	117
Goodwill and trade name impairment, restructuring and other expenses	1,613	—	—	—		1,613
Depreciation, amortization and impairment	2,766	224	313	323	(DD)	3,626

Total operating costs and expenses	38,501	7,649	8,002	(3,828)		50,324

Operating income (loss)	8,963	(5,300)	(302)	2,970		6,331
Other income (expense):
Interest expense	(2,716)	(41)	(147)	125	(EE)	(2,779)
Interest income	50	40	26	—		116
Other, net	(6,147)	(69)	(9)	—		(6,225)

Total other income (expense)	(8,813)	(70)	(130)	125		(8,888)

Income (loss) before income taxes	150	(5,370)	(432)	3,095		(2,557)
Income tax expense (benefit)	(135)	—	—	—		(135)

Net income (loss)	$285	$(5,370)	$(432)	$3,095		$(2,422)

Net income (loss) per share — basic	$0.00					(0.04)

Weighted average number of common shares outstanding — basic	60,910,268			5,795,851	(FF)	66,706,119

Net income (loss) per share — diluted	$0.00					$(0.04)

Weighted average number of common shares outstanding — diluted	62,737,821			3,968,298	(GG)	66,706,119

AMICAS, INC. PRIOR TO TRANSACTION WITH MERGE HEALTHCARE INCORPORATED

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2009

		Historical
		Emageon -			AMICAS
	Historical	1/1/09 to	Pro Forma		Pro Forma
	AMICAS	3/31/09	Adjustments		Combined
	(A)	(A)	(Note 3)
	(in thousands of US dollars, except for share data)

Net sales :
Software and other	$17,120	$11,771	$		$28,891
Services and maintenance	72,022	5,255	—		77,277

Total net sales	89,142	17,026	—		106,168
Cost of sales:
Software and other	11,467	4,010	—		15,477
Services and maintenance	31,469	5,162	—		36,631
Amortization and impairment	3,157	15	85	(HH)	3,257

Total cost of sales	46,093	9,187	85		55,365

Gross margin	43,049	7,839	(85)		50,803
Operating costs and expenses:
Sales and marketing	13,694	2,491	—		16,185
Product research and development	14,562	3,517	—		18,079
General and administrative	11,362	3,171	—		14,533
Acquisition-related expenses	3,028	6,869	(9,269	)(II)	628
Goodwill and trade name impairment, restructuring and other expenses	3,824	—	—		3,824
Depreciation, amortization and impairment	2,859	1,188	(308	)(JJ)	3,739

Total operating costs and expenses	49,329	17,236	(9,577)		56,988

Operating income (loss)	(6,280)	(9,397)	9,492		(6,185)
Other income (expense):
Interest expense	(37)	—	—		(37)
Interest income	769	45	(313	)(KK)	501
Other, net	(32)	—	—		(32)

Total other income (expense)	700	45	(313)		432

Income (loss) before income taxes	(5,580)	(9,352)	9,179		(5,753)
Income tax expense (benefit)	(1,570)	51	—		(1,519)

Net income (loss)	(4,010)	(9,403)	9,179		(4,234)

Net income (loss) per share — basic	$(0.11)				$(0.12)

Weighted average number of common shares outstanding — basic	35,489,000				35,489,000

Net income (loss) per share — diluted	$(0.11)				$(0.12)

Weighted average number of common shares outstanding — diluted	35,489,000				35,489,000

Note 1.	Basis of Pro Forma Presentation

Effective as of February 28, 2010, Merge entered into a merger agreement to acquire AMICAS. Under the terms of the merger agreement, we commenced a tender offer to acquire all of the outstanding shares of common stock of AMICAS (approximately 36,436,000 as of December 31, 2009) for consideration per share of $6.05 in cash, without interest, on March 19, 2010. In addition, we will pay holders of vested, in-the-money stock options cash for the difference between $6.05 per share and the strike price of such options. As a result, we expect total consideration to be approximately $248.0 million. We plan to finance the transaction with the net proceeds from the notes offered hereby, cash already available at the two companies and the net proceeds from the issuance of preferred and common stock with respect to which we have received approximately $41.8 million of proceeds from investors. Investors in the issuance of preferred and common stock will receive 41,750 shares of preferred stock, 7,515,000 shares of common stock and cumulative dividends at a rate of 15%. The terms of the issuance are more fully described in the section entitled “Description of Preferred Stock.” For purposes of pro forma presentation, we assume that the entire approximately $41.8 million of preferred and common stock will be issued.

The unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of Merge, etrials, Confirma, AMICAS and Emageon after giving effect to the Transactions and consummated acquisitions, as well as certain reclassifications and pro forma adjustments.

The unaudited pro forma condensed consolidated balance sheet assumes that the acquisition of AMICAS occurred on December 31, 2009. The pro forma condensed consolidated balance sheet combines the historical balances of Merge and AMICAS and pro forma adjustments. As of December 31, 2009, Merge had 100,000,000 shares of common stock authorized and 74,791,753 shares issued and outstanding, and AMICAS had 200,000,000 shares of common stock authorized, 52,794,106 shares issued and 36,436,252 outstanding. Giving effect to the estimated 7,515,000 shares of common stock issued in the transaction, Merge will have estimated shares of common stock outstanding of 82,306,753 after the transaction is completed.

The unaudited pro forma condensed consolidated statement of operations assumes that Merge’s acquisitions of etrials, Confirma and AMICAS (including AMICAS’s acquisition of Emageon) occurred on January 1, 2009. The Merge pro forma condensed consolidated statements of operations combine the pro forma results of Merge and AMICAS for the year ended December 31, 2009, and pro forma adjustments. The pro forma results of Merge prior to the transaction with AMICAS combine the pro forma results of Merge, etrials, and Confirma for the year ended December 31, 2009, and pro forma adjustments. The pro forma results of AMICAS, Inc. prior to the transaction with Merge combine the pro forma results of AMICAS and Emageon for the year ended December 31, 2009, and pro forma adjustments. These pro forma results exclude any extraordinary items that occurred during the year ended December 31, 2009.

The unaudited pro forma condensed consolidated financial data are presented for informational purposes only and are not necessarily indicative of the results of operations or financial position for future periods or the results that actually would have been realized had the acquisitions described above been consummated as of December 31, 2009 (for the pro forma balance sheet) or January 1, 2009 (for the pro forma statements of operations).

Note 2.	Purchase Price and Preliminary Purchase Price Allocation

The total purchase price for AMICAS consists of $6.05 per share in cash, without interest, for all outstanding shares of AMICAS common stock, which is expected to be approximately $248.0 million. Based on the significance of the acquisitions of etrials and Confirma during 2009 by Merge, the purchase price information and final allocations related to these acquisitions are also included in these Notes, as appropriate.

The total purchase price paid as consideration for all outstanding shares of etrials was $25.1 million (as further detailed below), and includes the cash and stock consideration paid to etrials restricted stock award holders as well as option holders with vested in-the-money shares that elected to exercise such options with a “cashless” exercise prior to the acquisition date, and, therefore, received the merger consideration.

The total purchase price paid as consideration for all outstanding shares of Confirma was $16.3 million. The total purchase consideration was originally estimated at $22.0 million. The $5.7 million difference is due to a $2.1 million reduction in escrow to adjust for a deficit in the closing date cash balance, as defined in the merger agreement, and a decrease in the per share price of Merge’s stock at the closing date, which resulted in a $3.6 million reduction of consideration.

The components of the purchase price are set forth in the following table:

	etrials	Confirma	AMICAS
			(preliminary)

Cash consideration paid	$9,149	$—	$248,000
Share consideration based on issuance of 3,942,732 and 5,422,104 shares of Merge common stock at a price per share of $4.04 and $3.01, respectively	15,928	16,225	—

Preliminary purchase price	$25,077	$16,225	$248,000

The purchase price for AMICAS will be allocated to tangible and identifiable intangible assets acquired and liabilities assumed, based on their estimated fair values as of the date the acquisition is completed. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. Based upon a preliminary valuation, the preliminary purchase price for AMICAS would be allocated as set forth in the following table (etrials and Confirma information are based on final allocations):

	etrials	Confirma	AMICAS
			(preliminary)

Current assets	$9,434	$5,064	$76,885
Non-current assets	1,208	1,083	10,364
Intangible assets	7,620	6,700	73,000
Goodwill	12,030	13,245	117,772

Total assets acquired	30,292	26,092	278,021
Liabilities assumed	(5,215)	(9,867)	(30,021)

Net assets acquired	$25,077	$16,225	$248,000

The preliminary allocation of the purchase price of AMICAS is based upon management’s estimates. These estimates and assumptions are subject to change upon final valuation.

Cash and other net tangible assets/liabilities:  Cash and other net tangible assets were recorded at their respective carrying amounts and, for the purpose of these unaudited pro forma condensed consolidated statements only, the carrying value of these assets/liabilities have been assumed to approximate their fair values and should be treated as preliminary values.

Deferred Revenues:  For the purpose of these pro forma condensed consolidated statements only, the carrying value of deferred revenue has been reduced by $16.8 million based on our preliminary valuation consisting of an average of (i) our 2009 completed acquisitions and (ii) the acquisition of Emageon by AMICAS.

Goodwill:  Goodwill represents the excess of the preliminary purchase price over the estimated fair value of tangible and identifiable intangible assets acquired. Goodwill includes amounts assignable to acquired workforce which are also intangible assets not subject to amortization.

In-Progress Research and Development:  In-progress R&D costs are capitalized developed software costs for products that have not reached technological feasibility. These costs are not currently estimated to be subject to amortization as we have not yet evaluated the respective projects that may qualify for capitalization.

Identifiable intangible assets subject to amortization:  Identifiable intangible assets acquired that are subject to amortization include purchased and developed software, customer relationships, trade names and non-compete agreements with certain employees. Purchased and developed software is comprised of products that have reached technological feasibility. Customer relationships represent the value of underlying relationships and agreements with customers. Trade names represent the fair value of marketing-related acquired assets.

The fair value of the AMICAS intangible assets is based on management’s preliminary valuation based on an average of (i) a third-party advisor industry report which considered over 200 recent acquisitions across all industries, (ii) an average of Merge’s 2009 completed acquisitions and (iii) the acquisition of Emageon by AMICAS, and is subject to change based on review by independent valuation professionals. The fair value of the etrials and Confirma intangible assets are estimated by us based on the work performed by independent valuation specialists, primarily through the use of discounted cash flow techniques. The allocations to identified intangibles and goodwill are set forth in the following table:

	etrials	Confirma	AMICAS
			(preliminary)

Allocations to identified intangibles and goodwill:
Purchased and developed software	3,950	4,300	38,000
In-progress R&D	760	—	2,000
Customer relationships	2,640	2,100	25,000
Trade names and non-competes	270	300	8,000
Goodwill (including acquired workforce)	12,030	13,245	117,772

	$19,650	$19,945	$190,772

Estimated useful lives of intangible assets for the purposes of these pro forma statements are set forth in the following table:

	Years
	etrials	Confirma	AMICAS
			(preliminary)

Estimated useful lives of identified intangible assets:
Purchased and developed software	7.0	5.3	8.0
In-progress R&D	5.0	—	—
Customer relationships	10.0	9.5	9.0
Trade names and non-competes	6.0	10.0	8.0
Goodwill	Indefinite	Indefinite	Indefinite

The AMICAS intangible assets subject to amortization are being amortized on a straight line basis, which approximates Merge’s historical treatment for the majority of such assets.

The intangible assets which resulted from AMICAS’ purchase of Emageon are set forth in the following table:

		Estimated
	Amount	Life

Customer relationships	$4,100	9.0
Acquired technology	5,000	7.0
Trade names	400	8.0
Non-competes	500	9.0
Goodwill	684	Indefinite

The pro forma results of operations and financial position include adjustments to eliminate the effects of these intangible assets and the associated amortization.

Deferred Tax Balances:  As of December 31, 2009, AMICAS had deferred tax assets that were subject to a full valuation allowance, including deferred tax assets relating to domestic federal net operating loss (NOL) carryforwards of approximately $143.0 million. Internal Revenue Code Section 382 imposes substantial restrictions on the utilization of these NOLs in the event of an “ownership change” of the corporation. Merge has currently not assessed its ability to utilize these tax attributes prior to their expiration. For the purposes of these pro forma statements, we have assumed that any deferred tax liability arising from the acquisition of identifiable intangible assets will be fully offset by deferred tax assets.

Pre-Acquisition Contingencies:  Merge has currently not identified any material AMICAS pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. If information becomes available prior to the end of the purchase price measurement period, which would indicate that a liability which existed at the acquisition date is probable and the amount can be reasonably estimated, such items will be included in the purchase price allocation and result in additional goodwill.

Note 3.	Reclassifications and Pro Forma Adjustments

The following reclassifications have been reflected in the unaudited pro forma condensed consolidated financial statements:

(A) Certain assets and liabilities in the unaudited pro forma condensed consolidated balance sheet of AMICAS as of December 31, 2009, and certain revenues and expenses in the unaudited pro forma condensed consolidated statements of operations for Emageon for the three months ended March 31, 2009, and for AMICAS for the year ended December 31, 2009, have been reclassified to conform to the historical presentation of such statements by Merge.

(B) Certain revenues and expenses in the unaudited pro forma condensed consolidated statements of operations for etrials for the period January 1, 2009 to July 19, 2009, and Confirma for the period January 1, 2009 to August 31, 2009, have been reclassified to conform to the historical presentation of such statements by Merge.

The following adjustments have been reflected in the unaudited pro forma condensed consolidated balance sheet:

(C) To record the total cash consideration paid by Merge for the acquisition of AMICAS, the payment of non-recurring Transaction costs not incurred as of December 31, 2009, as set forth in the following table:

Break-up fee owed to a former potential acquiror of AMICAS	$(8,600)
Estimated remaining non-recurring acquisition-related expenses	(9,500)
Debt issuance costs	(9,700)
Estimated transaction bonus due to certain AMICAS employees	(3,000)
Net use of available cash	(9,805)
Proceeds from sales of marketable securities	20,000

$(20,605)

(D) To record the sale of marketable securities of AMICAS to maintain positive cash balance.

(E) To record the elimination of prepaid software licenses resulting from inter-company transactions between Merge and AMICAS.

(F) To record the preliminary valuation of purchased and developed software, in-progress R&D and eliminate AMICAS costs as set forth in the following table:

Purchased and developed software	$38,000
In-Progress R&D	2,000
Elimination of historical capitalized software development costs	(7,985)

$32,015

(G) To record the preliminary valuation of customer relationships and other intangibles and eliminate AMICAS costs as set forth in the following table:

Customer relationships	$25,000
Trade names and non-competes	8,000
Elimination of historical customer relationships and other intangibles	(5,708)

$27,292

(H) To record the preliminary valuation of goodwill and eliminate AMICAS costs as set forth in the following table:

Goodwill	$117,772
Elimination of historical goodwill	(1,213)

$116,559

(I) To record debt issuance costs that will be amortized over the 5-year life of the debt.

(J) To record the estimated fair value adjustment to the acquired deferred revenue balance of AMICAS.

(K) To record the estimated value of debt issued as part of the Transactions.

(L) To record the allocation between preferred stock and common stock, based on estimated proceeds, net of related costs. The estimated fair value of the common stock assumes a discount for a one year lockup. The estimated fair value of the preferred stock for the purposes of this pro forma is assumed to be face value. The preferred stock amount of $41,750 included on the pro forma balance sheet includes a deemed dividend of $10,055. The deemed dividend is not included in the pro forma statement of operations since it is a non-recurring charge. The estimated allocation between common stock and preferred stock is set forth in the following table:

Estimated allocation of proceeds to common stock	$8,500
Estimated allocation of proceeds to preferred stock	31,695

Estimated proceeds from issuance of stock, net of related costs	$40,195

(M) To record the Merge common stock issued as part of the Transactions, and to eliminate the common stock of AMICAS as set forth in the following table:

Record the issuance of 7,515,000 shares of common stock	$75
To eliminate the common stock of AMICAS	(52)

$23

(N) To record the additional paid-in capital (APIC) related to the Merge common stock issued (based on the estimated fair value in note (L)), to record the deemed dividend related to the preferred stock issuance and to eliminate the APIC of AMICAS as set forth in the following table:

Record APIC related to issuance of 7,515,000 shares, net of costs	$8,425
Record deemed dividend resulting from preferred stock issuance	$(10,055)
Elimination of historical Amicas APIC	(235,340)

$(236,970)

(O) To record the elimination of the treasury stock of AMICAS.

(P) To record the elimination of the accumulated deficit of AMICAS and to record the estimated non-recurring acquisition-related transaction costs as set forth in the following table:

To eliminate the accumulated deficit	$132,559
Break-up fee owed to a former potential acquiror of AMICAS	(8,600)
Estimated transaction bonus due to certain AMICAS employees	(3,000)
Estimated remaining non-recurring acquisition-related expenses	(9,500)

$111,459

(Q) To record the elimination of the other comprehensive income of AMICAS.

The following adjustments have been reflected in the Merge unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2009:

(R) To record the elimination of inter-company sales from Merge to AMICAS as well as the associated cost of sales recorded by AMICAS. The amount eliminated from services and maintenance cost of sales is $144.

(S) To record elimination of stock-based compensation expense of AMICAS as set forth in the following table:

Cost of sales:
Services and maintenance	$(388)

Total cost of sales	(388)

Gross margin	388
Operating costs and expenses:
Sales and marketing	(519)
Product research and development	(494)
General and administrative	(1,212)

Total operating costs and expenses	$(1,837)

(T) To record amortization related to the purchased and developed software recognized from the acquisition AMICAS and eliminate the historical amortization of developed software as set forth in the following table:

To eliminate the historical purchased and developed technology	$(3,257)
Amortization of acquired technology intangibles	4,750

$1,493

(U) To record the elimination of non-recurring acquisition-related expenses.

(V) To record amortization related to the customer relationships, trade names and non-compete agreements recognized from the acquisition of AMICAS and eliminate the historical amortization, as applicable, as set forth in the following table:

To eliminate the historical amortization of customer intangibles, trade names and non-competes	$(548)
Amortization of acquired customer intangible, trade names and non-competes	3,778

$3,230

(W) To record interest expense, including amortization of debt discount and debt issuance costs, as if the debt were outstanding for the entire year, as set forth in the following table:

Interest expense at 10.5%	$(21,000)
Amortization of debt discount	(400)
Debt issuance costs	(1,940)

$(23,340)

(X) To record foregone interest income earned on available cash and marketable securities used for the AMICAS acquisition.

(Y) To illustrate the effect on earnings per share of the preferred stock cumulative dividends at 15%.

(Z) To record the issuance of Merge common stock in connection with the Transactions, which assumes such shares are outstanding during the entire year.

The following adjustments have been reflected in the unaudited pro forma condensed consolidated statement of operations which displays the pro forma results of Merge, etrials and Confirma for the year ended December 31, 2009:

(AA) To record elimination of stock-based compensation expense of and warrant expense of etrials and Confirma, as set forth in the following table:

	etrials	Confirma	Total

Cost of sales:
Services and maintenance	$(10)	$—	$(10)

Total cost of sales	(10)	—	(10)

Gross margin	10	—	10
Operating costs and expenses:
Sales and marketing	(16)	—	(16)
Product research and development	12	—	12
General and administrative	(717)	(656)	(1,373)

Total operating costs and expenses	$(711)	$(656)	$(1,367)

(BB) To record amortization relating to the purchased and developed software recognized at the time of the acquisitions and to eliminate the historical amortization, as set forth in the following table:

	etrials	Confirma	Total

To eliminate the historical purchased and developed technology	$(142)	$—	$(142)
Amortization of acquired technology intangibles	468	542	1,010

	$326	$542	$868

(CC) To record the elimination of non-recurring acquisition-related expenses.

(DD) To record amortization related to the customer relationships and trade names recognized from the acquisitions of etrials and Confirma.

	etrials	Confirma	Total

Amortization of customer relationships and trade names	$180	$143	$323

(EE) To record the elimination of interest expense as a result of the repayment of the borrowings of etrials and Confirma.

(FF) To record the issuance of Merge common stock in connection with the acquisitions of etrials and Confirma, which assumes such shares are outstanding during the entire year, as set forth in the following table:

Common stock issued in acquisition of etrials	3,942,732
Common stock issued in acquisition of Confirma	5,422,117
Weighted-average shares issued in etrials and Confirma acquisitions already considered in the Merge weighted-average share amount	(3,568,998)

5,795,851

(GG) To record the issuance of Merge common stock in connection with the acquisitions of etrials and Confirma, which assumes such shares are outstanding during the entire year, as set forth above, adjusted for shares which would be anti-dilutive.

The following adjustments have been reflected in the unaudited pro forma condensed consolidated statement of operations which displays the pro forma results of AMICAS and Emageon for the year ended December 31, 2009:

(HH) To record amortization related to the purchased and developed software recognized from the acquisition Emageon and eliminate the historical amortization of developed software.

(II) To record the elimination of non-recurring acquisition-related expenses.

(JJ) To record amortization related to the customer relationships, trade names and non-competes recognized from the acquisition of Emageon, as well as the reduction in depreciation related to the adjustment of property and equipment to fair value.

(KK) To record foregone interest income earned on available cash and marketable securities of $39.0 million used in the all cash acquisition of Emageon.